Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces First Quarter 2011 Financial and Operating Results

Q1 2011 Production of 66.0 MBOE/D Up 10%
Over 59.9 MBOE/D in Q1 2010

Q1 2011 Production Totals 5.94 MMBOE

Lewis & Clark Hecker 21-18TFH Well Has Record
Three Forks IP of 3,612 BOE/D

Company Reports Q1 2011 Net Income Available to Common Shareholders of $19.1 Million or $0.16 per Diluted Share and Adjusted Net Income of $99.7 Million or $0.84 per Diluted Share

Q1 2011 Discretionary Cash Flow Totals $284.1 Million

DENVER – April 27, 2011 – Whiting Petroleum Corporation’s (NYSE: WLL) production in the first quarter of 2011 totaled 5.94 million barrels of oil equivalent (MMBOE), of which 4.77 million barrels were crude oil/natural gas liquids (80%) and 1.17 MMBOE was natural gas (20%).  This first quarter 2011 production total equates to a daily average production rate of 66,005 barrels of oil equivalent (BOE), which represents a 10% increase over the 59,865 BOE average daily rate in the first quarter of 2010.  Compared to the fourth quarter of 2010, production was down only 3% as efforts by employees and contractors almost entirely offset the effects of extreme cold and snow that caused well completion delays in North Dakota and cold temperatures that caused downtime at our EOR projects in Oklahoma and Texas.

Financial Results
Discretionary cash flow in the first quarter of 2011 totaled $284.1 million, representing an increase of 32% over the $214.6 million reported for the same period in 2010.  The increase in discretionary cash flow in the first quarter of 2011 versus the comparable 2010 period was primarily the result of our 10% production increase and a 17% increase in the Company’s realized oil price (net of hedging), including the price of natural gas liquids (NGLs).  A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.

In the first quarter of 2011, Whiting reported net income available to common shareholders of $19.1 million, or $0.16 per basic and diluted share, on total revenues of $432.2 million.  This compares to net income available to common shareholders of $81.2 million, or $0.80 per basic share and $0.73 per diluted share, on total revenues of $351.3 million in the first quarter of 2010.

The Company’s first quarter 2011 results include after-tax unrealized derivative losses of $77.8 million, or $0.66 per diluted share.  Excluding this loss and certain other items, Whiting reported first quarter 2011 adjusted net income available to common shareholders of $99.7 million, or $0.85 per basic share and $0.84 per diluted share.  This compared to first quarter 2010 adjusted net income available to common shareholders of $62.3 million, or $0.61 per basic share and $0.57 per diluted share.  A reconciliation of adjusted net income available to common shareholders versus net income available to common shareholders is included later in this news release.

James J. Volker, Whiting’s Chairman and CEO, commented, “We believe that we’re in a strong position to grow production and reserves during the remainder of 2011.  We believe the combination of our drilling plays and our two EOR projects provides a diversified mix of organic growth opportunities and long-term, reliable cash flow.  We added 37,000 net undeveloped acres in the Bakken / Three Forks Hydrocarbon System of the Williston Basin during the first quarter and now hold 458,000 net undeveloped acres.”

Mr. Volker continued, “We are pleased with our results at the Lewis & Clark prospect, which have averaged initial production rates of 1,111 BOE per day for our eight new wells.  The results of the Hecker well at 3,612 BOE per day are especially encouraging.  We hold more than 375,000 gross and more than 245,000 net acres in the prospect area and currently have five operated drilling rigs working at Lewis & Clark.  We plan to bring that number to nine by the third quarter of 2011.  With these key projects, we are optimistic about Whiting’s operational results in 2011 and beyond.”

Operations Update

Core Development Areas

Bakken and Three Forks Development
The following table summarizes the Company’s operated and non-operated net production from the Sanish and Parshall fields in the first quarter and in March 2011:

Operated and Non-operated Net Production for Sanish and Parshall Fields (In BOE)
	1st Qtr 2011			March 2011
	Parshall	Sanish	Total	Parshall	Sanish	Total
Whiting Operated	52,401	1,807,099	1,859,500	18,419	627,554	645,973
Non-Operated	336,873	144,760	481,633	107,760	51,568	159,328
	389,274	1,951,859	2,341,133	126,179	679,122	805,301

Daily BOE	4,325	21,685	26,010	4,070	21,905	25,975	(1)

(1)	Includes approximately 1,086 net BOE per day of NGLs and natural gas from plant operations.

Whiting’s net production from the Middle Bakken and Three Forks formations in the Sanish and Parshall fields of Mountrail County, North Dakota averaged 26,010 BOE per day in the first quarter of 2011, in the face of extreme weather, a decrease of 7% from the 28,020 BOE average daily rate in the fourth quarter of 2010 and an increase of 20% from the 21,690 BOE average daily rate in the first quarter of 2010.

Sanish Field. Whiting owns 108,269 gross (66,253 net) acres in the Sanish field, located in Mountrail County, North Dakota.  Whiting’s net production from the Sanish field in the first quarter of 2011 averaged 21,685 BOE per day, a decrease of 8% from the fourth quarter 2010 average rate of 23,465 BOE per day.  The decrease was due to well completion delays from inclement weather in North Dakota.  Compared to the first quarter 2010 average rate of 15,180 BOE per day, production in the first quarter of 2011 was up 43%.  Our net production from the Sanish field averaged 21,905 BOE per day in March 2011, a 2% decrease from 22,270 BOE per day in December 2010.

From January 1 through April 15, 2011, Whiting completed 15 operated Bakken wells and seven operated Three Forks wells in the Sanish field, bringing to 158 the number of Whiting-operated wells in the field as of April 15, 2011.  Including non-operated wells, there were 226 producing wells in the Sanish field as of April 15, 2011.  The Company plans to continue with its current nine operated drilling rig count in the Sanish field through 2013.  In 2011, Whiting intends to drill 95 operated wells (54 net wells) in the field, of which 70 are planned Three Forks wells, 15 are cross-unit Bakken wells, seven are Bakken infill wells and three are wing wells.  Whiting has contracted two full-time dedicated frac crews in North Dakota.  The Company estimates that each crew is capable of fracture stimulating 100 wells per year.  As of April 15, 2011, 17 operated wells and seven non-operated wells were being completed or awaiting completion and nine operated wells and one non-operated well were being drilled in the Sanish field.

Highlighting recent results at our Sanish field was the Smith 14-29XH, which was completed in 40 separate stages, all with sliding sleeves.  The new downhole assembly was provided by Baker Hughes.  This was the first 40-stage frac in the world utilizing sliding sleeve technology, according to Baker Hughes.  The 40-stage frac was completed in approximately 26 hours.  The Smith well, located in the southwest portion of the Sanish field, was tested on April 2, 2011 flowing 1,805 barrels of oil and 1,338 Mcf of gas (2,028 BOE) per day from the Bakken formation.  The flow rate was gauged on a 48/64-inch choke with a flowing casing pressure of 700 psi.  Whiting holds a 43% working interest and a 35% net revenue interest in the Smith well.

Whiting also recently completed its first wing well (a shorter lateral well located in the corner of a spacing unit). The Ness 42-31WH, located in the southwest portion of the Sanish field, was completed on March 16, 2011 flowing 1,327 barrels of oil and 1,209 Mcf of gas (1,529 BOE) per day from a 6,833-foot lateral.  A typical Whiting-operated Bakken well in the Sanish field has a 10,000-foot lateral.  The flow rate was gauged on a 48/64-inch choke with a flowing casing pressure of 351 psi.  Whiting operates the well, holding a working interest of 73% and a net revenue interest of 60%.

We also completed the Hoover 14-1XH.  This cross-unit well flowed 2,043 barrels of oil and 1,013 Mcf of gas (2,212 BOE) per day from the Bakken formation on March 21, 2011.  The flow rate was gauged on a 40/64-inch choke with a flowing casing pressure of 373 psi.  The Hoover 14-1XH was fracture stimulated in a total of 22 stages, all using sliding sleeves.  An additional eight stages will be performed using the plug and perf method.  Whiting operates the Hoover 14-1XH, holding a working interest of 27% and a net revenue interest of 22%.

The 17-mile oil line connecting the Sanish field to the Enbridge pipeline in Stanley, North Dakota is currently transporting approximately 33,000 barrels per day, which represents approximately 90% of Whiting’s gross operated Sanish production.  This 8-inch diameter line has a capacity of approximately 65,000 barrels of oil per day.  The Company is currently saving between $1.00 and $2.00 per barrel in transportation costs for each barrel that is transported through the pipeline rather than being transported by truck.     Enbridge is awaiting regulatory approval to add an incremental 25,000 barrels per day for a total of 210,000 barrels per day of take-away capacity.

Robinson Lake Gas Plant.  Whiting’s Robinson Lake Gas Plant is currently processing 34.8 MMcf of gas per day (gross).    Whiting expects the plant’s inlet capacity to be expanded to 90 MMcf per day in the third quarter of 2011.  Whiting owns a 50% interest in the plant.  The plant receives 25% of the net proceeds from third-party natural gas and NGLs processed at the plant.  As of April 15, 2011, sales from the plant were 28.5 MMcf of gas and 3,927 barrels of NGLs per day, from which Whiting was netting 3.6 MMcf of gas and 491 barrels of NGLs per day due to its 50% plant ownership and the plant’s 25% net-of-proceeds contract.

Lewis & Clark Prospect Area. Whiting owns 376,111 gross (245,744 net) acres in the Lewis & Clark area, located in Golden Valley, Billings and Stark Counties, North Dakota.  We hold a working interest in 250 1,280-acre spacing units.  In 164 of the units, Whiting owns a controlling interest with an average working interest of 64%.  We estimate two to four wells per 1,280-acre spacing unit are required to fully develop this area.  We currently have five drilling rigs operating in this project, and we expect to average nine rigs working in July through December.

From January 28 through April 18, 2011, Whiting completed eight additional wells at its Lewis & Clark prospect.  Results of these eight wells are as follows:

Well Name	Oil Rate Bbl/d	Gas Rate Mcf/d	BOE/d
Hecker 21-18TFH	3,106	3,038	3,612
Obrigewitch 21-17TFH	1,075	686	1,189
Deitz 21-17TFH	843	982	1,007
Dry Creek 11-13TFH	845	364	906
Teddy 21-24TFH	752	737	875
Odermann 41-31TFH	639	376	702
Breuni 28-1TFH	412	368	473
Mosser 11-27TFH	114	48	122
Averages	973	825	1,111

The Hecker 21-18TFH, during a 24-hour test of the Three Forks formation at a vertical depth of approximately 10,500 feet on March 4, 2011, flowed at a daily rate of 3,106 barrels of oil and 3,038 Mcf of gas, or 3,612 BOE per day.  This is the highest initial production rate for a Three Forks well in the Williston Basin, according to Harts Unconventional Oil & Gas website.  The initial 24-hour production rate was gauged on a 48/64-inch choke with a flowing casing pressure of 990 pounds per square inch (psi).  The well was fracture stimulated in a total of 22 stages, all using sliding sleeve technology.  An additional eight stages are scheduled to be fraced with the “plug and perf” method.  Whiting, the operator of the well, holds a 77% working interest and a 62% net revenue interest in the new producer.

Due to mechanical difficulties at the Obrigewitch 21-17TFH, Whiting believes that only one or two frac stages of the well’s total 16 frac stages are contributing to current production.  Despite these difficulties, the Obrigewitch well was completed flowing 1,189 BOE per day.  Whiting holds a 96% working interest and a 77% net revenue interest in the well.

Whiting experienced a similar situation at the Mosser 11-27TFH.  We believe that an estimated eight frac stages of the well’s total 30 frac stages were contributing to the well’s initial production.  We recently moved in a workover rig to this well and performed a wellbore cleanout.  We continue to believe that a limited number of frac stages are contributing to the well’s current production and are in the process of installing a pumping unit on the Mosser well.  We plan to continue to monitor and evaluate the well’s performance.

The other Three Forks wells in the table above exhibit variations in initial production rates reflecting rock quality and pressure differences which vary across the 376,111 gross acre Lewis & Clark position.  We continue to refine our Lewis & Clark completion procedures in an effort to improve IPs and EUR.  To date, we are pleased with all of our Lewis & Clark Three Forks results which have average initial production rates of 1,111 BOE per day and compare favorably with our 17 Sanish field Three Forks wells which had average IPs of 1,142 BOE per day.

New Belfield Gas Plant.  Earlier this month, Whiting broke ground on the construction of a gas processing plant at Lewis & Clark.  The Belfield Gas Plant, located near Belfield, North Dakota, will have an initial inlet capacity of 30 MMcf of gas per day and is expected to be completed by November 2011.  To reduce the volume of gas being flared in the Lewis & Clark area, we are in the process of installing equipment to compress the natural gas into vessels that can be trucked to the nearest gas plant.  Our Belfield plant will have the capability to accept this trucked gas.

Core Williston Basin Land Position.  Whiting increased its core acreage position in the Bakken / Three Forks Hydrocarbon System of the Williston Basin to 891,678 gross acres from 829,015 gross acres and to 560,921 net acres from 521,525 net acres.    Whiting also holds an additional 42,781 net acres of prospective Bakken and Three Forks acreage in other areas of the Williston Basin.

EOR Projects

North Ward Estes Field.  As of January 1, 2011, Whiting began to accelerate its CO2 project at the North Ward Estes field, located in Ward and Winkler Counties, Texas.  The Company plans to have all eight phases of its CO2 project implemented by 2016.  The first two phases were largely completed by December 2009, and Phase 3 began in December 2010.  Whiting believes that, in addition to improving the net present value of future production from the field, we will be able to increase production and convert probable and possible reserves to proved reserves at a faster pace.  At year-end 2010, a total of 130 MMBOE of probable and possible reserves were assigned to the North Ward Estes field.

Production from our North Ward Estes field averaged 8,120 BOE per day in the first quarter of 2011.  This average rate represented an 8% increase from the 7,530 net daily rate in the first quarter of 2010.  Production in March 2011 averaged 8,580 BOE per day, an increase of 13% from the December 2010 average daily rate of 7,620 BOE.  As a result of additional compression and increased CO2 injection, production from the field has increased.  Whiting is currently injecting approximately 260 MMcf of CO2 per day into the field, of which about half is recycled gas.  As of April 15, 2011, one drilling rig and 33 workover rigs were active in the field.

Postle Field.  The Postle field, located in Texas County, Oklahoma, produces from the Morrow sandstone at a depth of approximately 6,500 feet.  In the first quarter of 2011, the field produced at an average net rate of 8,455 BOE per day.  As a result of normal CO2 injection variations this represents a decrease of 5% from the average daily rate in the fourth quarter of 2010.  We recently increased CO2 injection into the field and expect moderate production increases over the next two to three months.

New Prospect Drilling Areas

Redtail Niobrara Prospect. As of April 15, 2011, Whiting had acquired 102,920 gross (74,741 net) acres in our Redtail Niobrara prospect in the Weld County, Colorado portion of the Denver Julesburg Basin.  We are continuing to acquire acreage.  Our average acreage cost to date is $468 per net acre, and we have an average working interest of 73% and an average net revenue interest of 61%.

In late 2010, we initiated a seven well exploratory drilling program that will continue through June 2011 and will consist of two vertical pilot wells and five horizontal production wells.  Based on our current acreage position and a successful exploratory program, we could operate up to 220 wells and participate in an additional 131 non-operated wells assuming 320-acre spacing.  Drilling depths in this area range from 5,500 feet to 6,500 feet with completed well costs for a 5,000-foot horizontal Niobrara well estimated at between $4 million and $5 million.  We currently have one drilling rig running at the Redtail prospect.

Whiting has drilled five wells to date.  The following table summarizes our plans and results to date:

Well Name	WI / NRI	Well Type	Well Status/Plan
Terrace 36-32M	100% / 80%	Core / Monitor	Monitor Well for Terrace 36-11H
Pawnee 16-13H	100% / 80%	Horizontal	On Pump - Recovering Frac Load
Chalk Bluffs 36-13H	100% / 80%	Core / Horizontal	Shut-in WO Frac
Wild Horse 16-13H	100% / 80%	Core / Horizontal	Shut-in WO Frac
Terrace 36-11H	100% / 80%	Horizontal	Fraced - Recovering Frac Load
Two Mile Creek 22-13H	96% / 77%	Horizontal	Next Well in Program
Two Mile Creek 22-33M	96% / 77%	Core / Monitor	Drilling - Will Monitor Frac of TMC 22-13H

We consider this play to be in an early stage.  Further drilling is subject to evaluation of our drilling and completion results.

Big Tex Prospect.  As of April 15, 2011, Whiting had accumulated 111,665 gross (83,303 net) acres in our Big Tex prospect area in Pecos, Reeves and Ward Counties, Texas in the Delaware Basin.  We are also continuing to acquire acreage in this area.  Our average acreage cost to date is $516 per net acre, and we have an average working interest of 75% and an average net revenue interest of 56%.  We have completed 10 vertical wells over the past nine months in the southern portion of the Delaware basin.  Prospective formations include the Wolfcamp and Bone Spring horizons.

Our first vertical well in this area, the Trainer Trust 16-2, had a peak flow rate of 816 BOE per day and continued to flow for six months, producing over 45,000 barrels of oil during its first six months of production.  The well produced at a restricted rate for 45 days during that period.  Subsequently, nine vertical wells have been completed with average initial production rates of 283 BOE per day.  We have four drilling rigs in Big Tex and recently kicked off a four-well horizontal drilling program.  We consider this play to be in an early stage.  Further drilling is subject to evaluation of our drilling and completion results.

Operated Drilling and Workover Rig Count
As of April 15, 2011, 23 operated drilling rigs and 58 operated workover rigs were active on our properties.  We were also participating in the drilling of four non-operated wells.  The breakdown of our operated rigs is as follows:

Region	Drilling	Workover
Northern Rockies
Sanish Field	9	6
Lewis & Clark	5	1
Other	2	2
Central Rockies
Redtail Prospect	1	0
CO2 Projects
Postle	1	8
North Ward Estes	1	33
Permian
Big Tex	4	4
Other	0	3
Mid-Continent	0	1
Totals	23	58

We expect our operated drilling rig count to average approximately 22 in 2011.

Notable  Financial Events

On April 15, 2011, we closed an amendment to our $1.1 billion Bank Credit Agreement that lowered the interest rate by 25 basis points, the commitment fees by 12.5 basis points and extended the facility six months to April 15, 2016.  All of the 19 banks in our syndicate reaffirmed at their existing levels.

On January 26, 2011, our Board of Directors approved a two-for-one split of the Company's shares of common stock to be effected in the form of a stock dividend. As a result of the stock split, stockholders of record on February 7, 2011 received one additional share of common stock for each share of common stock held. The additional shares of common stock were distributed on February 22, 2011. All share and per share amounts in this news release for periods prior to February 2011 have been retroactively adjusted to reflect the stock split.

Other Financial and Operating Results

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended March 31, 2011 and 2010:

	Three Months Ended March 31,
Production	2011	2010	Change
Oil and NGLs (MMBbls)	4.77	4.30	11%
Natural gas (Bcf)	7.00	6.56	7%
Total equivalent (MMBOE)	5.94	5.39	10%

Average Sales Price
Oil and NGLs (per Bbl):
Price received	$81.84	$70.72	16%
Effect of crude oil hedging (1)	(1.70)	(2.04)
Realized price	$80.14	$68.68	17%

Natural gas (per Mcf):
Price received	$5.00	$5.63	(11)%
Effect of natural gas hedging (1)	0.04	0.04
Realized price	$5.04	$5.67	(11)%

(1)
Whiting realized pre-tax cash settlement losses of $8.1 million on its crude oil hedges and gains of $0.3 million on its natural gas hedges during the first quarter of 2011.  A summary of Whiting’s outstanding hedges is included later in this news release.

First Quarter 2011 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months Ended March 31,
	2011	2010
Production (MMBOE)	5.94	5.39

Sales price, net of hedging	$70.34	$61.65
Lease operating expense	12.04	11.30
Production tax	5.33	4.66
General & administrative	3.10	2.53
Exploration	2.46	1.68
Cash interest expense	2.08	2.38
Cash income tax expense	0.35	0.25
	$44.98	$38.85

During the first quarter, the company-wide differential for crude oil/NGLs compared to NYMEX was $12.41 per barrel, which compared to $10.59 per barrel in the fourth quarter of 2010.  In large part, this differential increase was caused by increasing volumes of NGLs at our Robinson Lake Gas Plant and our North Ward Estes field. NGLs, which are included as a component of our crude oil sales, now account for more than 10% of our liquids production. Because NGLs receive a price that approximates 60% of the price of crude oil, an increasing percentage of NGLs will have a negative (widening) effect on our crude oil differential. The differential on true crude oil sales (no NGLs) in the first quarter was $8.84 per barrel.  We expect our company-wide oil price differential to average between $10.00 and $11.00 during the second quarter of 2011.  Within the Bakken, Whiting’s operated production has narrowed to a differential of approximately $5.50 per barrel in April 2011.  This was due to the Horizon Pipeline, which transports heavy crude from Canada, being down or transporting crude at a restricted rate.  This situation is expected to continue through the second quarter of 2011.

The company-wide basis differential for natural gas compared to NYMEX in the first quarter was at a premium of $0.90 per Mcf, which compared to a premium of $0.53 per Mcf in the fourth quarter of 2010.  We expect our natural gas to sell at a premium price of between $0.50 and $0.80 during the second quarter of 2011.

First Quarter 2011 Drilling Summary
The table below summarizes Whiting’s operated and non-operated drilling activity and exploration and development costs incurred for the three months ended March 31, 2011:

	Gross/Net Wells Completed				Expl. & Dev. Cost
	Producing	Non-Producing	Total New Drilling	% Success Rate	(in MM)(2)
Q1 11	54 / 22.8	5 / 4.2 (1)	59 / 27.0	92% / 84%	$ 390.6

(1)
Dry holes of $3.7 MM include one exploratory dry hole and one development dry hole for shallow Wilcox at Greenbranch field in McMullen Co., TX, one re-entry mechanical failure exploratory well at the Big Tex prospect, Pecos Co., TX, one exploratory Niobrara dry hole in Carbon Co., WY and one non-op development Red River oil test in Richland Co., MT.

(2)	Includes $81.7 million of acreage acquisition costs.

Outlook for Second Quarter and Full-Year 2011
The following table provides guidance for the second quarter and full-year 2011 based on current forecasts, including Whiting’s full-year 2011 capital budget of $1,350.0 million.

Guidance for the second quarter and full-year 2011 is as follows:

Guidance
	Second Quarter 2011	Full-Year 2011
Production (MMBOE)	6.15 - 6.35	25.80 - 26.20
Lease operating expense per BOE	$11.60 - $11.80	$11.20 - $11.40
General and admin. expense per BOE	$3.30 - $3.50	$3.25 - $3.45
Interest expense per BOE	$2.25 - $2.45	$2.15 - $2.35
Depr., depletion and amort. per BOE	$18.35 - $18.65	$18.50 - $18.70
Prod. taxes (% of oil and gas revenue)	7.4% - 7.6%	7.4% - 7.7%
Oil price differentials to NYMEX per Bbl	$10.00 - $11.00	$10.00 - $11.00
Gas price premium to NYMEX per Mcf (1)	$0.50 - $0.80	$0.50 - $0.80

(1)	Includes the effect of Whiting’s fixed-price gas contracts. Please refer to fixed-price gas contracts later in this news release.

Oil Hedges
The following summarizes Whiting’s crude oil hedges as of April 21, 2011:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	March 2011
Period	(Bbls per Month)	(per Bbl)	Oil Production
2011
Q2	904,696	$61.01 - $98.32	54.0%
Q3	904,479	$61.01 - $98.31	53.9%
Q4	904,255	$61.00 - $98.31	53.9%

2012
Q1	659,054	$59.93 - $106.28	39.3%
Q2	658,850	$59.93 - $106.27	39.3%
Q3	658,650	$59.93 - $106.26	39.3%
Q4	658,477	$59.92 - $106.26	39.3%

2013
Q1	290,000	$47.67 - $90.21	17.3%
Q2	290,000	$47.67 - $90.21	17.3%
Q3	290,000	$47.67 - $90.21	17.3%
Oct	290,000	$47.67 - $90.21	17.3%
Nov	190,000	$47.22 - $85.06	11.3%

The following summarizes Whiting Petroleum Corporation’s natural gas hedges as of April 21, 2011:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	March 2011
Period	(MMBtu per Month)	(per MMBtu)	Gas Production
2011
Q2	36,954	$6.00 - $13.05	1.6%
Q3	35,855	$6.00 - $13.65	1.6%
Q4	34,554	$7.00 - $14.25	1.5%

2012
Q1	33,381	$7.00 - $15.55	1.5%
Q2	32,477	$6.00 - $13.60	1.4%
Q3	31,502	$6.00 - $14.45	1.4%
Q4	30,640	$7.00 – $13.40	1.3%

Whiting also has the following fixed-price natural gas contracts in place as of April 21, 2011:
		Weighted Average	As a Percentage of
Hedge	Contracted Volume	Contracted Price	March 2011
Period	(MMBtu per Month)	(per MMBtu)	Gas Production
2011
Q2	778,914	$5.31	34.2%
Q3	772,460	$5.30	33.9%
Q4	772,460	$5.30	33.9%

2012
Q1	577,127	$5.30	25.3%
Q2	461,460	$5.41	20.3%
Q3	465,794	$5.41	20.5%
Q4	398,667	$5.46	17.5%

2013
Q1	360,000	$5.47	15.8%
Q2	364,000	$5.47	16.0%
Q3	368,000	$5.47	16.2%
Q4	368,000	$5.47	16.2%

2014
Q1	330,000	$5.49	14.5%
Q2	333,667	$5.49	14.7%
Q3	337,333	$5.49	14.8%
Q4	337,333	$5.49	14.8%

Selected Operating and Financial Statistics

	Three Months Ended March 31,
	2011	2010
Selected operating statistics
Production
Oil, MBbl	4,774	4,295
Natural gas, MMcf	7,000	6,557
Oil equivalents, MBOE	5,940	5,388
Average Prices
Oil per Bbl (excludes hedging)	$81.84	$70.72
Natural gas per Mcf (excludes hedging)	$5.00	$5.63
Per BOE Data
Sales price (including hedging)	$70.34	$61.65
Lease operating	$12.04	$11.30
Production taxes	$5.33	$4.66
Depreciation, depletion and amortization	$18.14	$18.11
General and administrative	$3.10	$2.53
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$432,221	$351,270
Total costs and expenses	$399,997	$211,756
Net income available to common shareholders	$19,144	$81,220
Earnings per common share, basic (1)	$0.16	$0.80
Earnings per common share, diluted (1)	$0.16	$0.73

Average shares outstanding, basic	117,243	101,822
Average shares outstanding, diluted	117,834	118,306
Net cash provided by operating activities	$214,055	$196,547
Net cash used in investing activities	$(401,256)	$(124,505)
Net cash provided by (used in) financing activities	$173,275	$(70,949)

(1)	All share and per share amounts have been retroactively restated for the 2010 period to reflect the Company’s two-for-one stock split in February 2011 described earlier in this news release.

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, April 28, 2011 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s first quarter 2011 financial and operating results.  Please call (800) 435-1398 (U.S./Canada) or (617) 614-4078 (International) and enter the pass code 80223040 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on April 28, 2011.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, April 28, 2011 and continuing through Thursday, May 5, 2011.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 89705891.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:  declines in oil or natural gas prices; impacts of the global recession and tight credit markets; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain CO2; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2010.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$5,026	$18,952
Accounts receivable trade, net	244,016	199,713
Prepaid expenses and other	21,242	14,878
Total current assets	270,284	233,543

Property and equipment:
Oil and gas properties, successful efforts method:
Proved properties	5,955,020	5,661,619
Unproved properties	296,908	226,336
Other property and equipment	108,526	98,092
Total property and equipment	6,360,454	5,986,047
Less accumulated depreciation, depletion and amortization	(1,737,216)	(1,630,824)
Total property and equipment, net	4,623,238	4,355,223

Debt issuance costs	32,623	34,226

Other long term assets	52,413	25,785

TOTAL ASSETS	$4,978,558	$4,648,777

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	March 31, 2011	December 31, 2010
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$70,161	$35,016
Accrued capital expenditures	97,274	84,789
Accrued liabilities and other	113,770	153,062
Revenues and royalties payable	75,590	82,124
Taxes payable	26,683	30,291
Derivative liabilities	140,803	69,375
Deferred income taxes	4,001	4,548
Total current liabilities	528,282	459,205
Long-term debt	980,000	800,000
Deferred income taxes	549,248	539,071
Derivative liabilities	146,557	95,256
Production Participation Plan liability	81,081	81,524
Asset retirement obligations	77,967	76,994
Deferred gain on sale	39,679	41,460
Other long-term liabilities	24,666	23,952
Total liabilities	2,427,480	2,117,462
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 6.25% convertible perpetual preferred stock, 172,400 issued and outstanding as of March 31, 2011 and 172,500 issued and outstanding as of December 31, 2010, aggregate liquidation preference of $17,240,000 at March 31, 2011	-	-
Common stock, $0.001 par value, 175,000,000 shares authorized; 118,112,568 issued and 117,368,706 outstanding as of March 31, 2011, 117,967,876 issued and 117,098,506 outstanding as of December 31, 2010 (1)	118	59
Additional paid-in capital	1,543,983	1,549,822
Accumulated other comprehensive income	3,834	5,768
Retained earnings	994,810	975,666
Total Whiting shareholders' equity	2,542,745	2,531,315
Noncontrolling interest	8,333	-
Total equity	2,551,078	2,531,315

TOTAL LIABILITIES AND EQUITY	$4,978,558	$4,648,777

(1)
All common share amounts (except par value and par value per share amounts) have been retroactively restated as of December 31, 2010 to reflect the Company’s two-for-one stock split in February 2011 described earlier in this news release.

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$425,683	$340,694
Gain hedging activities	3,063	6,733
Amortization of deferred gain on sale	3,367	3,737
Interest income and other	108	106
Total revenues and other income	432,221	351,270
COSTS AND EXPENSES:
Lease operating	71,522	60,855
Production taxes	31,644	25,098
Depreciation, depletion and amortization	107,728	97,549
Exploration and impairment	22,237	12,906
General and administrative	18,413	13,634
Interest expense	14,458	15,692
Change in Production Participation Plan liability	(443)	945
Commodity derivative (gain) loss, net	134,438	(14,923)
Total costs and expenses	399,997	211,756

INCOME BEFORE INCOME TAXES	32,224	139,514
INCOME TAX EXPENSE:
Current	2,050	1,330
Deferred	10,760	51,573
Total income tax expense	12,810	52,903
NET INCOME	19,414	86,611
Preferred stock dividends	(270)	(5,391)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$19,144	$81,220
EARNINGS PER COMMON SHARE (1):
Basic	$0.16	$0.80
Diluted	$0.16	$0.73
WEIGHTED AVERAGE SHARES OUTSTANDING (1):
Basic	117,243	101,822
Diluted	117,834	118,306

(1)	All share and per share amounts have been retroactively restated for the 2010 period to reflect the Company’s two-for-one stock split in February 2011 described earlier in this news release.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income Available to Common Shareholders to
Adjusted Net Income Available to Common Shareholders
(In thousands, except for per share data)

	Three Months Ended March 31,
	2011	2010
Net income available to common shareholders	$19,144	$81,220
Adjustments net of tax:
Amortization of deferred gain on sale	(2,121)	(2,343)
Impairment expense	4,812	2,409
Unrealized derivative (gains) losses	77,833	(18,945)
Adjusted net income (1)	$99,668	$62,341

Adjusted net income available to common shareholders per share, basic (2)	$0.85	$0.61
Adjusted net income available to common shareholders per share, diluted (2)	$0.84	$0.57

(1)
Adjusted Net Income Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

(2)	All share and per share amounts have been retroactively restated for the 2010 period to reflect the Company’s two-for-one stock split in February 2011 described earlier in this release.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended March 31,
	2011	2010
Net cash provided by operating activities	$214,055	$196,547
Exploration	14,599	9,063
Exploratory dry hole costs	(2,902)	(2,010)
Changes in working capital	58,598	16,345
Preferred stock dividends paid	(270)	(5,391)
Discretionary cash flow (1)	$284,080	$214,554

(1)
Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, loss on early extinguishment of debt, non-cash compensation plan charges, non-cash losses on mark-to-market derivatives and other non-current items less the gain on sale of properties, amortization of deferred gain on sale, non-cash gains on mark-to-market derivatives, and preferred stock dividends paid, not including the preferred stock inducement premium.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.